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                                                                    EXHIBIT 10.3


                   ALTA BIOPHARMA PARTNERS LIMITED PARTNERSHIP
              MANAGEMENT RIGHTS, INVESTMENTS IN CERTAIN COUNTRIES,
                   INDEMNIFICATION AND SUPERFUND REQUIREMENTS


                                MANAGEMENT RIGHTS

        The Investor, Alta BioPharma Partners, L.P., requires the following contractual management rights, in addition to rights to nonpublic financial information, inspection rights, and other rights specifically provided to all investors:

1. Investor shall be entitled to reasonably consult with and advise management of the Company on significant business issues, including management's proposed annual operating plans, and management will meet with Investor regularly during each year at the Company's facilities at mutually agreeable times for such consultation and advice and to review progress in achieving said plans.

2. Investor may examine the books and records of the Company and inspect its facilities and may request information at reasonable times and intervals concerning the general status of the Company's financial condition and operations, provided that access to highly confidential proprietary information and facilities need not be provided.

3. If Investor is not represented on the Company's Board of Directors, the Company shall invite a representative of the Investor to attend all meetings of its Board of Directors in a nonvoting observer capacity, and in this respect shall give such representative copies of all notices, minutes, consents and other material that it provides to its directors; provided, however, that the Company reserves the right to exclude such representative from access to any material or meeting or portion thereof if the Company believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information or for other similar reasons. Such representative may participate in discussions of matters brought to the Board.

        Investor agrees, and any representative of the Investor will agree, to hold in confidence and trust and not use or disclose any confidential information provided to or learned by it in connection with its rights.

        The rights described herein are nonassignable and shall terminate and be of no further force or effect when the Investor no longer holds at least 800,000 shares of the Company's Common Stock (as adjusted for stock splits, stock dividends, recapitalizations and the like), provided that if, prior to a transaction which would cause the expiration of such rights pursuant to the foregoing clause, the Investor delivers to the Company an opinion of counsel to the Investor that the expiration of such rights will cause the Investor to


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cease to qualify as a Venture Capital Operating Company (as such term is defined at 29 C.F.R. Section 2510.3-101 or its successor regulation), such rights will continue for as long as necessary to enable the Investor to comply with such regulation. The confidentiality provision hereof will survive the termination of this Agreement.

        The Investor, Alta BioPharma Partners, L.P., requires that the Company be in compliance with the terms of the Investments Relating To Certain Countries, the indemnification of Alta BioPharma Partners, L.P. and the Indemnified Parties, and the SuperFund requirements of CERCLA (Comprehensive Environmental Response Compensation and Liability Act).

                INVESTMENTS RELATING TO CERTAIN FOREIGN COUNTRIES

        The Company has not participated and is not participating in, an anti-Israeli boycott within the scope of Chapter 7 of Part 2 of division 4 of Title 2 of the California Government Code as in effect from time to time.

                                 INDEMNIFICATION

        The Company will use its reasonable efforts to limit the liability, to the fullest extent permissible under the governing law of such company's state of incorporation, of any director representing Alta BioPharma Partners, L.P. and each of his or her affiliated parties.

                                     CERCLA
                             SUPERFUND REQUIREMENTS

1. The Company, to the best of its knowledge, has not caused or allowed, nor has the Company contracted with any party for, the generation, use, transportation, treatment, storage or disposal of any Hazardous Substances (as defined below) in connection with the operations of its business or otherwise.

2. The Company, to the best of its knowledge, the operations of its business, and any real property that the Company owns, leases, or otherwise occupies or uses (the "Premises") are in compliance with all applicable Environmental Laws (as defined below) and orders or directives of any governmental authorities having jurisdiction under such Environmental Laws including, without limitation, any Environmental Laws or orders or directives with respect to any cleanup or remediation of any release or threat of release of Hazardous Substances.

3. The Company, to the best of its knowledge, has not received any citation, directive, letter or other communication, written or oral, or any notice of any proceedings, claims or lawsuits, from any person, entity or governmental authority arising out of the ownership or occupation of the Premises, or the conduct of its operations, nor is it aware of any basis thereof.

4. The Company, to the best of its knowledge, has obtained and is maintaining in full force and effect all necessary permits, licenses and approvals required by any Environmental Laws applicable to the Premises and the business operations conducted thereon


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        (including operations conducted by tenants on the Premises) and is in compliance with all such permits, licenses and approvals.

5. The Company, to the best of its knowledge, has not caused, or allowed a release, or a threat of release, of any Hazardous Substance unto, nor to the best of the Company's knowledge has the Premises or any property at or near the Premises ever been subject to a release, or a threat of a release, of any Hazardous Substance.

        The term, "Environmental Laws" shall mean any federal, state or local law, ordinance or regulation pertaining to the protection of human health or the environment including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601, et seq., Emergency Planning and Community Right-to-Know Act, 42 U.S.C Sections 11001, et seq., and the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901, et seq.

        The term, "Hazardous Substance" includes oil and petroleum products, asbestos, polychlorinated biphenyls and urea formaldehyde, and any other materials classified as hazardous or toxic under any Environmental Laws.

        I ACKNOWLEDGE AND AGREE TO THE TERMS OF THIS DOCUMENT IN REGARDS TO THE ALTA BIOPHARMA PARTNERS L.P. MANAGEMENT RIGHTS, INVESTMENTS RELATING TO CERTAIN FOREIGN COUNTRIES, INDEMNIFICATION AND THE CERCLA REQUIREMENTS.

                                       CONNETICS, INC.


Date: April 10, 1998                   By:  /s/ Thomas G. Wiggans
                                            ------------------------------------

                                       Title: __________________________________



ACCEPTED AND AGREED:

ALTA BIOPHARMA PARTNERS, L.P.
BY: ALTA BIOPHARMA MANAGEMENT, LLC


BY: /s/       Jean Deleage
    ---------------------------------
           MANAGING DIRECTOR